UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       November 18, 2008

SUN-TIMES MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
1-4164	95-3518892
(Commission File Number)	(I.R.S. Employer Identification No.)
350 North Orleans, 10-S Chicago, Illinios	60654
(Address of principal executive offices)	(Zip Code)

(312) 321-2299
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On November 18, 2008, Raymond G.H. Seitz, Gordon A. Paris and Graham W. Savage announced their intention to resign as members of the Board of Directors (the “Board”) of Sun-Times Media Group, Inc. (the “Company”). Mr. Seitz’s resignation will be effective December 31, 2008. The resignations of Messrs. Paris and Savage will be effective upon the appointment of their respective replacements to the Board, but in any event no later than December 31, 2008.

In addition, on the same date the Company announced that William G. Barker III, the Company’s Senior Vice President and Chief Financial Officer, will be resigning effective November 25, 2008 to pursue another opportunity.

(c)

On November 18, 2008, the Company announced that David C. Martin, 52, has been elected Senior Vice President and Chief Financial Officer effective November 25, 2008.

Mr. Martin was most recently Vice President, Financial Planning for the Company since September 2008 and was Director of Financial Planning for the Company from April 2006 to September 2008. From June 2005 to April 2006, Mr. Martin was a principal of Fulcrum CFO Services, a financial consulting firm. Mr. Martin was Chief Financial Officer of Mid-America Overseas, Inc., a logistic services company, from October 2003 to June 2005.

Item 8.01	Other Events.

On November 18, 2008, the Company announced that the Board of Directors has authorized the Company to terminate voluntarily the registration of the Company’s Class A Common Stock under the Securities Exchange Act of 1934 by making the appropriate filings with the SEC. The Company had previously determined that its Class A Common Stock is held of record by fewer than 300 holders and is therefore eligible for deregistration. In reaching its decision, the Board determined that the benefits accruing to the Company and its shareholders from having the Class A Common Stock continue to be registered, particularly given that the stock was previously delisted from the New York Stock Exchange in May 2008, are substantially outweighed by the burdens and costs of continued compliance with certain provisions of the Sarbanes-Oxley Act of 2002 and with the periodic reporting requirements under the federal securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN-TIMES MEDIA GROUP, INC. (Registrant)
Date: November 24, 2008	By:	/s/ James D. McDonough
Name: James D. McDonough Title: Vice President, General Counsel and Secretary